EXHIBIT 10-J

AMENDMENT TO

COLGATE-PALMOLIVE COMPANY

2005 NON-EMPLOYEE DIRECTOR

STOCK OPTION PLAN

WHEREAS by resolution adopted at a meeting held on October 29, 2007, the Board of Directors of Colgate-Palmolive Company determined to amend the Colgate-Palmolive Company 2005 Non-Employee Director Stock Option Plan to permit payment of the exercise price of stock options granted pursuant to the Plan by withholding from the shares of Common Stock (as such capitalized term and all other capitalized terms used in this Amendment without definition are defined in the Plan) subject such to a Stock Option an amount having a fair market value equal to the exercise price; and

WHEREAS, pursuant to such resolution, Stock Options that have been settled in the manner indicated above shall be counted in full against the total number of shares available for grant under the Plan, regardless of the number of shares of Common Stock issued upon settlement of such Stock Options;

NOW, THEREFORE, Section 5 of the Plan is amended by adding the following sentence to the end of the second paragraph of Section 5(c)(iii):

“Payment in full or part may also be made by requesting the Company to withhold from the shares of Common Stock subject to the Stock Options sufficient shares to pay such purchase price (based on the Fair Market Value of the Common Stock on the date of exercise).”